Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ruthigen, Inc. on Form S-8 (File No. 333-195737) of our report dated June 9, 2015 with respect to our audits of the consolidated financial statements of Ruthigen, Inc. and Subsidiary as of March 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of Ruthigen, Inc. for the year ended March 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

June 9, 2015